EXHIBIT 10.2

Certain identified information identified with brackets (“[•••]”) has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 10.2Geoff Race Supplemental Retention Benefits Letter Agreement (redacted)

April 27, 2021

Geoff Race

[•••]

Re:Supplemental Retention Benefit

Dear Geoff:

You will recall that last year the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”) adopted a retention program for certain of its key employees, pursuant to which the Company provided certain cash and equity incentives to you as an inducement to retain your services as an employee (the “Retention Program”) pursuant to a retention benefits letter agreement dated October 13, 2020 between you and the Company regarding the Retention Program (the “Retention Benefits Letter Agreement”).

1.

Supplemental Retention Program. I am pleased to inform you that on April 13, 2021, the Committee supplemented the Retention Program. In recognition of the importance of your services to the Company, you have been selected to receive the following supplemental benefit, subject to the following terms and conditions:

(i)

you will be eligible to receive a cash retention bonus for the year ending December 31, 2021 equal to 100% of your then-current target annual bonus for 2021, subject to your continued employment through the earlier of (a) January 2, 2022 and (b) the date the Company generally pays bonuses for 2021; and

(ii)

this amount will be in lieu of any discretionary bonus for 2021, although the Company retains the right, in its sole discretion, to grant additional bonuses based on a variety of factors including, but not limited to, achievement of set objectives or as otherwise directed by the Board.

2.	Employment At-Will. Of course, as with all employees, your employment relationship with the Company remains at-will.
3.

Effect of this Letter. This letter will take effect once signed by you and on behalf of the Company.  As amended by this letter, the terms of your Employment Agreement and Retention Benefits Letter Agreement remain in effect, including, without limitation, the terms regarding termination of your employment.

Thank you for your continued commitment to Minerva Neurosciences!

Sincerely,
MINERVA NEUROSCIENCES, INC.

Remy Luthringer, PhD	Date
Chairman and CEO

ACCEPTED AND AGREED:

Geoff Race	Date

2